EXHIBIT 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAVE BEEN REDACTED.

NOTE ABOUT THIS DOCUMENT

This document has been drawn up in Danish and English versions, attached hereby is only the English version. In case of discrepancies between the two versions, the Danish version will prevail.

BUSINESS RENTAL CONTRACT

REFERRING TO THE RENTAL PROPERTY

Brogesvej 2 and 10, DK-8600 Silkeborg

Between

E & FKH Ejendomme ApS

Brogesvej 10

DK-8600 Silkeborg

CVR.no. 32 27 21 93

(hereinafter referred to as “Landlord”)

and

SVM Automatik A/S

Brogesvej 10

DK-8600 Silkeborg

CVR.no. 32 27 22 23

(hereinafter referred to as “Tenant”)

the following rental contract has been concluded, and replaces the former rental contracts between the parties referring to the same rental properties:

1.	THE RENTAL PROPERTY

1.1	The rental property comprises 742 m2 of business premises at the real estate Title No. 1565 CM Silkeborg Markjorder, located Brogesvej 2, DK-8600 Silkeborg.

The rental property at Brogesvej 2 consists of:

Administration	88 m2
Workshop	654 m2

In total	742 m2

1.2	In addition the rental property comprises 4,616 m2 of business premises at the real estate Title No. 1565 CS Silkeborg Markjorder, located Brogesvej 10, DK-8600 Silkeborg.

The rental property at Brogesvej 10 consists of:

Building 4 – Administration	427 m2
Building 4 – Workshop	486 m2
Building 2 – Storage	79 m2
Building 6 – Administration	1,508 m2
Building 6 – Assembly	2,008 m2
Building 6 – Inserted floor	108 m2

In total	4,616 m2

1.3	In addition to this, the rental property comprises outside areas including access roads, parking lots, a refuse yard and green areas.

1.4

The rental property of a total of 5,358 m2 business premises including outside areas, of which the Tenant has sole right of use, constitutes of the complete real estate Title No. 1565 CM Silkeborg Markjorder, located Brogesvej 2, DIC-8600 Silkeborg, and that part of the real estate Title No. 1565 CS Silkeborg Markjorder, located Brogesvej 10, DK-8600 Silkeborg that have been marked in yellow in the attached appendix 1.4.

1.5

The parties agree that the stated square meter area - disregarding any measurement errors among other things with respect to the area announcement - shall form the basis for the rent calculation and the mutual allocation of rent increases resulting from point 6.5. Should the actual areas be smaller than stated above, the rent will not be decreased.

1.6	If not stated otherwise in this rental contract, the Tenant has no right of use to any part of the fixed property situated outside the leased premises.

For purposes of clarification it is stated that the Tenant is obliged to ensure that the access road/driveway to the buildings at Brogesvej 10, which are not comprised by the Tenant’s lease, including the residential property at Brogesvej 10, are constantly accessible. The same goes for the 4 parking spaces in front of the residential property. The driveway and the parking spaces at the residential property have been cross-hatched in purple in appendix 1.4. The Landlord, who is also the owner and user of the residential property, is likewise obliged to ensure that the Tenant’s rental property (building 4) is constantly accessible.

2.	COMING INTO FORCE - THE CONDITION OF THE RENTAL PROPERTY AT TAKE-OVER

2.1	The rental contract comes into force on 1 January 2016,

2.2

The Tenant takes over the rental property included fixtures and installation in a well maintained condition and as seen and accepted by the Tenant and as shown by pictures of the rental property duly countersigned by both parties. The pictures are attached to this contract as appendix 2.2.

2.3	The rental property includes the fixtures and installations present in the rental property at take-over, see the fist in the attached appendix 2.3.

2.4	The rental property does not include production machines, production equipment or similar items.

3.	UTILISATION OF THE RENTAL PROPERTY

3.1

The rental property shall be used for light industry and service provision including storage, office and cafeteria and may not be used for other purposes without the consent of the Landlord in writing.

3.2

During the entire rental period, the Tenant is obliged to use the entire rental property for the purposes stated in point 3.1. Hence, the Tenant is not entitled to leave the rental property prior to termination of the rental relationship without the consent of the Landlord in writing.

3.3	A breach of the obligation stated in point 3.2 results in the Tenant becoming liable to pay damages to the Landlord for the possible loss incurred e.g. due to a loss of the depreciation right.

3.4

The Tenant shall respect the easement and other encumbrances that have been recorded for the property at the conclusion of the rental contract. The Tenant is urged to request land register information in order to clarify their content before signing this rental contract.

3.5	The utilisation by the Tenant may not result in a pollution of the property. Dangerous substances and pollutants may not be deposited on the property.

4.	PUBLIC REGULATIONS ETC.

4.1

The Landlord must ensure that the rental property can legally be used for the purpose stated in point 3.1 at signing of the rental contract in line with public planning, however according to point 4.2, while the Tenant is obliged to obtain any approvals from public authorities necessary in order to use the rental property as stated in point 3.1. In addition, the Landlord is responsible for the rental property being erected in accordance with the building regulations applicable at the time of erection and the Landlord is also responsible for the rental property adhering to the applicable provisions and regulations for fire safety at the signing of the rental contract. The Tenant must ensure that the actual utilisation of the rental property complies with the respective laws, including provisions referring to the working environment other public provisions and taking into account the recorded easements for the property in order for the Landlord to become exempt from any liabilities in this respect vis-a-vis third parties including public authorities.

4.2

If the special utilisation of the rental property by the Tenant in line with applicable regulations or requirements by public authorities or similar institutions requires the set-up of special fixtures, installations or similar items, the Tenant must on the one hand exempt the Landlord from any connected liabilities and on the other hand, upon detailed agreement with the Landlord, carry out the according tasks in order for the utilisation by the Tenant to become legal.

4.3

The statements under point 4.2 also apply if public legal regulations or requirements by public authorities after conclusion of the rental contract impede or limit the Tenant’s continued utilisation of the rental property.

5.	DURATION OF THE RENTAL CONTRACT (TERMINATION)

5.1

Both parties can terminate the rental contract with a notice of 6 months in writing for termination on the first day of any given month. If the lease does not fall under the provisions of protected business leases, the Tenant is not entitled to compensation and refunds etc. in case the agreement is terminated by the Landlord. Hence, the parties have agreed that §§ 66 etc. of the Danish Business Lease Act does not apply.

5.2	From the part of the Landlord, the rental contract may, however, at the earliest be terminated with a notice of 6 months in writing for termination and vacating of the premises on 1 January 2026.

5.3	From the part of the Tenant, the rental contract may likewise at the earliest be terminated with a notice of 6 months in writing for termination and vacating of the premises on 1 January 2026.

5.4	The intention of both parties is that the areas of the rental property can be extended if the Tenant requires more space.

In this respect, the parties have agreed that the Tenant at any time may submit a request to the Landlord that the Landlord within reasonable time shall initiate building project for an additional assembly building and/or the relevant administration premises to be erected by the Landlord for the Landlord’s account at the property Brogesvej 10, hereinafter referred to as the “Extension”. The Tenant cannot request more than a total area of approx. 1900-2000 m2 with location and divided with approx. 1500 m2 assembly building and approx. 400-500 m2 administration as it occurs from sketch attached as appendix 5.4. The building is to be erected in the same quality and character as building no. 6 at Brogesvej 10, and within a usual construction period. The Tenant shall submit the project including the building budget to the Landlord and prior to the start of the building work, the Tenant shall accept and perform the following in a supplement to the rental contract:

5.4.1	10 years non-cancellation for the Tenant for the entire rental property from the date of completed erection of the Extension.

5.4.2	Payment of an additional rent for the Extension fixed at a level, which will ensure that the Landlord receives a market-conform return on the entire investment in the Extension.

5.4.3

Provision of an increased guarantee payable on first demand, see point 7.1, on the date of signing the supplement referring to the Extension, so that the guarantee payable on first demand is increased to an amount corresponding to the rent, which will be payable for the entire rental property as soon as the Extension has been completed.

5.4.4	Retaining of all other rental conditions as determined in the present rental contract including possible later supplements.

If the Landlord does not wish to erect the Extension in accordance with the provisions listed in point 5.4.1 – 5.4.4, or in case the Landlord cannot obtain building permit from the relevant public authorities for creation building with a total area of maksimum 1900-2000 m2, the parties have agreed that the Tenant, in spite of the non-cancellation stated in point 5.3, may cancel the rental contract as an extraordinary measure with a notice of 6 months in wilting for termination on the first day of any given month. As a result of this provision, the Tenant may, however, at the earliest cancel the rental contract on 1 January 2021.

6.	RENT AND RENT ADJUSTMENT

6.1

The parties have agreed on an annual rent (net rent) of [***] to be paid in advance on the first day of any quarter in the amount of [***], initially on 1 January 2016 for the period from 1 January until 31 March 2016, next on 1 April 2016 for the period from 1 April until 30 June 2016 etc.

6.2

Every year on 1 January and initially on 1 January 2017, the applicable annual rent directly prior to the rent adjustment will be adjusted without special notice based on the percentage of the amendment in the net price index from October (old index) to the month of October prior to the adjustment date (new index).

The annual rent adjustments can be calculated by means of the following formula:

current rent x new index = new annual rent

old index

6.3	Independent of the development of the net price index, the applicable rent will be raised by [***] of the applicable annual rent directly prior to the adjustment with a maximum of [***].

6.4

If the index adjustment is made impossible either due to the cancellation of the calculation of the index figure or other connected legal provisions, the rent will instead be increased in line with the increase of another existing or new corresponding index, or if such an index is not available, according to principles that are as similar to the calculation of the net price index as possible.

6.5

The Landlord may in addition increase the rent as a result of increases of taxes and levies as well as insurance premiums for the property or due to the application of new taxes and levies or insurance premiums. The rent increase is calculated with respect to the taxes and levies as well as insurance expenses applicable to the property as of 1 January 2016. In the case of a decrease or cancellation of taxes and levies or insurance premiums, the rent will be decreased in accordance with section 12 of the Danish Business Lease Act. If there are other Tenants in the building, the rent increase will be allocated to the property leases in line with the areas of the rented premises. The insurance policy of the Landlord valid as of 1 January 2016 is attached as appendix 6.5.

6.6

The parties agree that both parties can additionally demand a rent adjustment based on the market rent in line with the valid applicable regulations (currently § 13 of the Danish Business Lease Act); however, at the earliest effective as of 1 January 2026. The Tenant may, however, not demand the rent to be decreased below the level of the rent stated under point 6.1 supplemented by annual adjustments in line with points 6.2 and supplemented by possible increases in line with point 6.5.

6.7	The provisions stated under points 6.2 – 6.6 apply independent of the irrevocability agreed by the parties.

7.	SECURITY

7.1

The parties have agreed that the Tenant provides security for his obligations due to this rental contract in the shape of a usual guarantee payable on first demand from acknowledged financial institution in the amount of [***]. The Landlord is entitled to demand a continuous adjustment of the guarantee payable on first demand so that it always corresponds to 6 months of the current rent and added VAT.

8.	UTILITY CHARGES – ELECTRICITY, HEATING., WATER, ETC.

8.1

All expenses for the supply of the rental property with electricity including levies and a possible meter rent, heating, hot water and water are paid by the Tenant directly to the public utility based on separate meters. The Tenant is obliged to register with the public utilities as a separate user. Therefore, the Landlord is not obliged to estimate the consumption expenses, according to § 5 of the Danish Business Lease Act.

8.2

The Tenant has been informed that the consumption of electricity and water in the buildings at Brogesvej 10 that are not comprised by the rental contract and which have water and electricity installed (building 1, building 2 (in part comprised by the rental contract), and building 5 – all according to the numbering in the Danish Building and Housing Register, BBR), is paid by the Tenant to the public utilities along with the Tenant’s consumption. In the living quarters of the residential property, and in that part of building 2 which is not comprised by the rental contract, secondary meters have been installed, on the basis of which the Tenant continuously demands the owner of the buildings to pay his consumption. The secondary meters in building 2 also include the consumption in building 5. The Tenant is obliged to ensure that the electricity and water supply to the buildings listed is continuously maintained.

9.	TAXES AND LEVIES AND OTHER OPERATING EXPENSES

9.1

The Landlord pays all taxes and levies as well as other operating expenses, see however point 6.5 about rent adjustment in the case of increases decreases (cancellations of) in taxes, levies and insurance premiums.

10.	SPECIAL INSURANCE AND RENOVATION MATTERS

10.1

The Landlord has signed an ordinary building and fire insurance policy including glass and interior water insurance. The Tenant is responsible for signing any other insurances including insurance against operating losses. If the special utilisation of the rental property by the Tenant results in an increase of the Landlord’s premium expenses to insurance companies with respect to the property, the Tenant is obliged to pay for the increased insurance premium.

10.2	The Tenant is obliged to ensure waste removal and to pay the connected expenses.

11.	VAT ETC.

11.1

The property has been registered for VAT and any payments of the Tenant in accordance with this rental contract are subject to VAT, currently at [***]. VAT is paid together with the Tenant’s other payments in connection with the usual payment dates, see point 6.

11.2	The Landlord is entitled to change the VAT registration for the property with 3 months’ notice until the start of any quarter.

11.3	If the Tenant is obliged to other legal payments of any kind, the Tenant must pay the amount in addition to the rent according to the regulations applying to VAT.

12.	THE LANDLORD’S DISCLAIMER

12.1

The Landlord is under no circumstances liable to pay damages for operating losses, loss of profits or other indirect losses, among other things as a result of defects of the rental property, but the Landlord is without undue delay responsible for fixing found defects, which he is liable for.

13.	MAINTENANCE

13.1	The Tenant is responsible for the entire interior maintenance. The maintenance obligation also comprises required renewal.

13.2	The maintenance and renovation obligation comprises the following:

13.2.1

furniture including tables, counters, chairs, loose and fixed cabinets, shelves, test chambers, refrigerators, dish washers, washing machines, stoves, ovens and other white goods as well as other items, which are usually characterised as furniture according to the Danish tax laws, the Danish land register laws or the Danish rental laws,

13.2.2	floor coverings including fixed and movable carpets, wood, linoleum, cement, asphalt or similar coverings as well as painted floor areas of any kind,

13.2.3	wall and ceiling coverings and similar items including paint, wall paper and similar items as well as any embellishment of these surfaces,

13.2.4

building elements and installations including heating applications, locks, keys, fittings, handles, gates, doors, sills, stairs, presentation cabinets, awnings, water faucets and light sources of any kind, lifts, EDP cables, fire and theft protection installations including among other things window grids, electrical installations including circuit breakers, GFCI relays and similar fuse boxes, meter cabinets as well as other evacuation and air conditioning equipment and similar items,

13.2.5

sanitary installations including water faucets, toilet bowls, cisterns, wash basins, bath tubs, showers and similar items. The Tenant is also responsible for cleaning and servicing siphons, sewers and drains and

13.2.6

window panes and glass areas of any kind including presentation windows, ordinary windows including insulated panes, glass counters, both exterior and interior panes in presentation cabinets, glass doors and connected sills and frames.

13.3

The Tenant bears full responsibility and the full risk if the Tenant’s enterprise results in any pollution of the rental property including oil, gasoline or chemical leaks etc. Accordingly, the Tenant is liable for any expenses in connection with the examination and removal of possible pollution relating to pollution caused by the Tenant’s enterprise or by someone for whom the Tenant is responsible. If such a pollution risks comes into being, the Landlord can demand that the Tenant provides the required security in the shape of a bank guarantee, namely a guarantee payable on first demand or a similar guarantee to cover the expenses for a possible examination, removal and preventive measures. The Landlord bears the full responsibility and the full risk of the pollution/contamination on the leased properties which is the reason for the registration for pollution, which is stated in the letter dated 26 April 2006 by Aarhus County. The letter has been attached to this rental contract as appendix 13.3. And in case the Tenant incurres any costs related to this contamination the Landlord is obligated to indemnify the costs and the Tenant will be entitled to set-off any costs regarding such Contamination in the rent payable to the Landlord under this rental agreement. For the avoidance of doubt the Tenant can set off any such claim notwithstanding whether any claim could have been forwarded by Stevanato Group International AS under the share purchase agreement entetered into between Stevanato Group International AS and SVM Holding ApS.

13.4

The Landlord or a person appointed by the Landlord must be granted access to the rental property at any time in other to establish whether the Tenant has complied with his maintenance obligations as stated above. If the Landlord establishes a lack of maintenance or defects, for which the Tenant is responsible, the Tenant must perform the proper repairs immediately. Failing this, the Landlord is entitled to perform the necessary repairs for the Tenant’s account. Any repair expenses paid by the Landlord must be refunded by the Tenant immediately upon request, since this refund is a mandatory monetary payment in the rental relationship.

13.5

The Tenant is obliged to select authorised craftsmen that are registered for VAT to perform the maintenance tasks. The Landlord is entitled to reject certain craftsmen, provided that he has a valid reason to do so. All the tasks must be carried out correctly.

13.6

The Landlord is solely responsible for the maintenance and renovation of the roof, facades and exterior window frames as well as maintenance and clean-up of exterior areas including lawn moving and trimming of hedges. Gritting and snow clearing of the exterior areas of the rental property, however, are the Tenant’s responsibility.

14.	AMENDMENTS OF THE RENTAL PROPERTY BY THE TENANT

14.1

The Tenant may not change the rental property without written consent by the Landlord. If the Landlord consents to amendments, the Landlord may demand that the Tenant prior to the amendments pays an appropriate deposit as a security for the Landlord’s claims against the Tenant. In case the Landlord gives his consent to the amendments, the Tenant pays any connected expenses and complies with any requirements by public authorities for own account.

14.2

If the Tenant has carried out amendments, the Tenant is obliged to re-establish the rental property upon termination of the rental relationship, unless the opposite has expressly been provided by Landlord in writing.

14.3	Unless the parties agree otherwise, the Tenant bears the entire maintenance and renovation obligation for the furniture and installations performed by him.

14.4

§ 38, no. 1, of the Danish Business Lease Act shall not apply to the rental relationship and accordingly, the Tenant is solely entitled to perform installations or remodelling of the rental property with the Landlord’s consent and to the extent, which the Tenant is entitled to, according to the law that cannot be derogated from – currently §§ 37 and 38, no. 2, of the Danish Business Lease Act.

15.	ATTACHMENT OF SIGNS

15.1

The Tenant is entitled to attach signs. The planned signs to be attached must in any case in advance be approved by the Landlord, who can object to the signs, provided that he has valid reasons to do so.

15.2

As soon as the rental relationship has been terminated either by the Tenant or the Landlord, the Landlord is entitled to attach signs at the rental property, stating that the rental property is available for rent.

16.	EVACUATING THE PREMISES BY THE TENANT – HANDOVER OF THE RENTAL PROPERTY ETC.

16.1

At the latest at 12 AM on the termination day, hereinafter referred to as the Termination Time – and regardless of whether this is a bank holiday or the day before a bank holiday – the Tenant shall return the rental property in the following condition:

Brogesvej 10, building no. 2 and 4 and Brogesvej 2 is to be returned in a clear and vacated condition and in the same state of repair and maintenance as at the takeover, meaning in a good state of repair and maintenance without defects of any kind and with all installations in a good, legal and functional condition and with fully updated service manuals, and if not otherwise agreed in writing in accordance, with the floorplans stated in appendix 16.1, a – e.

Brogesvej 10, building 6 and future new buildings/extensions of buildings are to be returned newly maintained and free of defects, including fresh paint on all the surfaces, with newly maintained floors or replaced floors, if the floors cannot be maintained – and with all installations in a good, legal and functional condition and with fully updated service manuals, and if not otherwise agreed in writing in accordance, with the floorplans stated in appendix 16.1, a – e.

16.2

If not otherwise agreed with the Landlord, before the termination time, the Tenant is entitled and obliged to remove any movable property and furniture including technical installations that have been paid for and installed at the rental property by the Tenant and to perform the entire re-establishment.

16.3

Unless the parties have agreed in writing that the amendments of the inside finish of the rental property shall not be re-established, the Tenant is accordingly obliged to re-establish these amendments before the Termination Time, in order for the rental property to appear in the condition it was in at the time of coming into force.

16.4

At the date of Termination Time, one of the parties will request the other party to perform a joint visual examination of the rental property (moving inspection) in order to determine the maintenance and re-establishment tasks to be performed for the Tenant’s account. The rental property must be empty and clean for the moving inspection. At the completion of the moving inspection, the Tenant hands over all the keys to the rental property and the Landlord subsequently develops a vacating report. Subsequent to the moving inspection, the Tenant is accordingly hindered from performing maintenance and re-establishment tasks in the rental property. The vacating report is sent to the Tenant at the latest 2 weeks after the performance of the moving inspection, however, according to point 16.6, which states that the Landlord has 6 weeks to determine all visible defects. If the Tenant wants to object to the vacating report, this must be in writing and at the latest 2 weeks after the report has been received by the Tenant.

16.5

The Landlord may demand that the value of the maintenance and re-establishment obligations that are the Tenant’s responsibility be converted to an amount to be paid in cash by the Tenant to the Landlord. The conversion to a cash amount shall be based on quotes obtained by the Landlord. Instead of a conversion to a cash amount, the Landlord may choose to have the maintenance and reestablishment tasks performed for the Tenant’s account and risk.

16.6	Apart from hidden defects of the rental property, the Landlord may not claim damages in line with point 16.1 – 16.5, if more than 6 weeks have passed since the moving inspection.

16.7

The maintenance and re-establishment obligations of the Tenant determined during the moving inspection, and which are not converted to cash amounts, will be carried out by the Landlord for the Tenant’s account. If the repairs have not been completed at the Termination Time, the Landlord may claim compensation for any work to be performed by the Tenant, which according to this rental contract relates to the time required for maintenance until the rental property is back in its contractual condition.

16.8

If the Tenant objects against the maintenance and re-establishment tasks stated in the vacating report, see point 16.4, clause 16.9 applies, and the Tenant is obliged to pay rent for the time required to perform the work stated under point 16.9 that are chargeable to the Tenant pursuant to this Agreement. The obligation to pay rent for the latter time does not apply if the expert requires the Landlord to pay the fees and expenses of the expert in line with point 16.11.

16.9

In cases where the Tenant objects against the vacating report or against later claims from the part of the Landlord and the parties are unable to agree on the extent of the Tenant’s obligations upon vacating the premises, each of the parties is entitled to appeal to Danske Arkitekters Landsforbund (national association of Danish architects) to appoint as soon as possible an expert, who is familiar with maintenance and re-establishment tasks with respect to real estate property. The expert must without undue delay and without waiting for survey and valuation topics from the parties with binding effect for both parties,

16.9.1	describe the maintenance condition of the rental property,

16.9.2	state his view on the extent and expenses for the maintenance and re-establishment tasks necessary in order to fulfil the Tenant’s obligations,

16.9.3	state his view on the appropriateness of the number of obtained quotes from craftsmen, if any,

16.9.4	if necessary, state his view on the quality of the work performed, and

16.9.5	describe illegal or non-functional installations in the rental property, if any.

16.10	The expert states his view on the matters listed under point 16.9.1 – 16.9.5, with binding effect for both parties, but shall not state his view on legal issues including interpretation issues.

16.11

While taking account of whose case has been sustained, the expert states his view on which of the parties is to pay the fees and expenses of the expert or how these amounts are to be allocated to the parties.

17.	TRANSFER AND SUBLETTING RIGHT

17.1	The Tenant is not permitted to transfer the rental relationship. It has been agreed that § 55 of the Danish Business Lease Act does not apply to the rental relationship.

17.2

Transfer of shares in the Tenant, including, for example mergers, conversion, etc. shall be regarded as a transfer of the rental relationship and as such comprised by point 17.1. if such transfer involves that the acquirer will have a direct control of the Tenant meaning that the transferee directly owns more than half of the company equity or share capital or the acquirer directly possesses a majority of the voting rights at the general meeting of the Tenant.

17.3

When SVM Holding ApS, company registration no. 32656072, has ceased to hold shares in the tenant, a change of control as described in point 17.2 shall be permitted, provided that i) the Tenant prior to such change of control has increased the guarantee according to point 7.1. to a size that corresponds to 12 months of the current rent and added VAT, and ii) the Landlord is hereafter entitled to demand continuous adjustment of the guarantee payable on first demand so that it always corresponds to 12 months of the current rent and added VAT.

17.4	The Tenant is not entitled to sublet the rental property either in part or as a whole.

18.	GENERAL PROVISIONS

18.1

The increase of any kind of monetary payments with respect to this rental contract becomes effective as of the time when they can be calculated on the basis of the regulations of the rental contract without further notice being required.

18.2	If the Landlord has a note receivable from the Tenant due to this rental contract, interest must be paid on this amount based on the Danish law on interest in the case of delayed payment etc.

18.3	Any agreements changing or supplementing this rental contract shall be in writing and signed by both parties in order to become binding.

18.4	Claims resulting from this rental contract or provided for by law result in mandatory monetary payments in the rental relationship.

18.5	This rental agreement has been drawn up in Danish and English versions. In case of discrepancies between the two versions, the Danish version will prevail.

19.	REGISTRATION IN THE LAND REGISTER

19.1

The Tenant is entitled to personally register his copy of the rental contract under the property in the land register at no expense for the Landlord. The Landlord declares his consent to this by signing this rental contract.

19.2

The registered rental contract respects the registered encumbrances and liabilities including easements at the time of registration. To the greatest extent possible, the rental contract respects public loans as well as any other encumbrances and liabilities, which will be registered for the property in future as well as the possible carve-up and/or splitting into condominiums.

19.3

A cancellation of the rental contract may only take place based on the termination of the rental relationship by the Tenant in writing or based on the printed copy of the protocol of the bailiffs court, stating that the Tenant has been evicted from the rental property. Cancellations take place according to the general regulations of the Danish law.

19.4	Expenses resulting from the cancellation are borne by the Tenant. If the cancellation is initiated and paid for by the Landlord, the Landlord is entitled to use the deposit to cover the expenses.

20.	CONSULTING AND INFORMATION

20.1	By signing this rental contract, the Tenant declares to have received and perused the Check-list for use when concluding business rental contracts, attached as appendix 20.1.

21.	DISPUTES

21.1

Any disputes between the Landlord and the Tenant with respect to this rental contract or related matters shall be decided by the general courts of justice. The venue of jurisdiction is determined by the location of the real estate property, currently by the court in Viborg.

By signing this rental agreement, the Landlord accepts to be included as a procedural party in any arbitration proceedings related to the share sale and purchase agreement of the shares in the Tenant company entered into between Stevanato Group International AS and SVM Holding ApS if the Tenant considers this necessary in order to enforce and clarify any claim under clause 13.3 (costs for pollution/contamination). In such case the Landlord cannot appoint any arbitrator.

22.	RENTAL CONTRACT AND THE DANISH BUSINESS LEASE ACT

22.1

For the rental contract, the provisions of the Danish Business Lease Act, executive order 2010-12-16 no. 1714 with later amendments about the renting of business premises etc. are valid to the extent that the provisions have not been deviated from in this rental contract. The appendices 1.4, 2.2, 2.3, 6.5, 13.3, 16.1 and 20.1 form part of the contract basis between the Landlord and the Tenant.

23.	APPENDICES

Appendix 1.4	Overview, Brogesvej 10

Appendix 2.2.	Photos

Appendix 2.3	List of fixtures

Appendix 5.4	Sketch regarding expansion

Appendix 6.5	Insurance policy

Appendix 13.3	Letter dated 26.04.2006 from the municipality of Aarhus reg. the registration of pollution

Appendix 16.1	Floorplans (appendix 16.1, a-e)

Appendix 20.1	Check-list for the Danish Business Lease Act

24.	SIGNATURES

24.1	Two original copies of this rental contract have been created to be stored by each of the parties.

As the Landlord

For E & FKH Ejendomme A/S

/s/ Folmer Keinicke Hansen Folmer Keinicke Hansen Date: 28.01.2016

As the Tenant

For E SVM Automatic A/S

/s/ Lars Keinicke Hansen	/s/ Mogens Keinicke Hansen
Lars Keinicke Hansen	Mogens Keinicke Hansen
Date: 28.01.2016	Date: 28.01.2016